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                                                                    EXHIBIT 10.5

November 3, 2003

Warren K. Trowbridge
2421 S.E. Bahia Way
Stuart, FL   34996-1908

                 Re: Amendment to Executive Employment Agreement

Dear Keith,

This letter agreement serves to further amend the Employment Agreement dated as of September 1, 2000, by and between you and PolyMedica Corporation (the "Company"), as amended December 14, 2000; September 24, 2001; October 4, 2001; January 31, 2002; May 31, 2002; July 15, 2002 and August 29, 2003 (together, the "Executive Employment Agreement").

1. Section 3.6 Severance Pay is hereby deleted in its entirety and replaced with the following in lieu thereof:

                "3.6 Severance Pay. If at any time during the term of this Agreement (including any Extended Employment Period), the Executive's employment is terminated by the Company without cause (i.e. other than pursuant to Section 3.5 or Section 4 hereof), and subject to the Executive's execution and non-revocation of a severance agreement and release drafted by and satisfactory to counsel for the Company, the Company shall continue to pay Executive at his then current Base Salary for the remainder of the Employment Period or for eighteen months, whichever is longer (the "Severance Period"). Neither party shall be entitled to any compensation or claim for good will or other loss suffered by reason of termination of this Agreement. Notwithstanding the foregoing, the Company's obligations under this Section 3.6 shall cease immediately upon the payment by the Company to the Executive of the lump sum payment described in Section 4.2(a)(i) of the Executive Retention Agreement dated as of September 1, 2000, as may be amended from time to time, by and between the Company and the Executive."

2. Section 3.7 Benefits During Severance Period is hereby deleted in its entirety and replaced with the following in lieu thereof:

                "3.7 Benefits During Severance Period. Except as otherwise required by law, the Executive shall not be entitled to any employee benefits provided under Section 3.3 after termination of Executive's employment whether or not severance pay is being provided, except that if severance pay is being provided (i) the Company shall continue in full force and effect, at its expense, the life insurance provided for in Section 3.3(b) for a period of eighteen (18) months after termination of Executive's employment hereunder or until Executive becomes employed, whichever first occurs, and (ii) the Company shall offer, at its expense, continued health and dental insurance as required under the Consolidated

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         Omnibus Budget Reconciliation Act of 1985 ("COBRA") or other law for a period of eighteen (18) months after termination of Executive's employment hereunder or until Executive becomes employed, whichever first occurs. If Executive elects not to maintain health insurance pursuant to COBRA or other law, the Company is under no obligation to reimburse Executive for his otherwise elected coverage. Executive shall be obligated to give the Company prompt notice of his subsequent employment and at that time, the Company's obligations pursuant to this
         Section 3.7, if any, shall cease."

If the foregoing is acceptable to you, please indicate your agreement by signing a copy of this letter agreement and returning it to the undersigned.

                                               Very truly yours,

                                               /s/ Samuel L. Shanaman
                                               ----------------------
                                               Samuel L. Shanaman
                                               Lead Director and
                                               Interim Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Warren K. Trowbridge
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Warren K. Trowbridge

November 3, 2003
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Date

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